                                                                     EXHIBIT 5.1



                                                                   June 17, 1999



Syntroleum Corporation
1350 South Boulder, Suite 1100
Tulsa, Oklahoma 74119


Ladies and Gentlemen:

          As set forth in Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-64231) (the "Registration Statement") to be filed by Syntroleum Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to shares of common stock of the Company, par value $0.01 per share (the "Common Stock"), that may be issued (the "Shares") pursuant to (i) the Company's 1993 Stock Option and Incentive Plan and the Company's Stock Option Plan for Outside Directors (the "Plans") and (ii) Stock Option Agreements for stock options issued to directors of the Company and to a consultant which were not issued pursuant to either of the Plans (the "Option Agreements"), certain legal matters in connection with the Shares are being passed upon for the Company by me. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

          In my capacity as General Counsel of the Company, I have examined the Company's Certificate of Incorporation and Bylaws and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, I have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

          I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete. In addition, I have assumed for purposes of paragraph 2 below that the consideration received by the Company for the Shares will be not less than the par value of the Shares.

          On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, I am of the opinion that:

          1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

          2. Upon the issuance and sale of the Shares pursuant to the provisions of the Plans and the Option Agreements, such Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                              /s/ Eric Grimshaw